Exhibit 99.2

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS, INC. ANNOUNCES DETAILS OF REDEMPTION OF 2.25%
CONVERTIBLE SENIOR NOTES DUE JUNE 30, 2008

San Diego, CA — July 24, 2006 — Amylin Pharmaceuticals, Inc. (NASDAQ:AMLN) today announced that it will call for the full redemption on August 24, 2006 of all of its outstanding 2.25% convertible senior notes due June 30, 2008 issued in June and July 2003.  The notes will be called on July 25, 2006 as a provisional redemption based upon the market price of Amylin common stock exceeding certain thresholds.  The aggregate principal amount outstanding of the notes is $175 million.  The CUSIP numbers for these notes are 032346 AA 6 and 032346 AB 4.

On August 24, 2006, the notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes, plus a cash payment equal to accrued and unpaid interest to, but excluding, the redemption date and a make-whole payment equal to $112.94 per $1,000 principal value of the notes less interest actually paid or accrued and unpaid from the date of issuance of the notes to the redemption date.  Interest on the notes will cease to accrue on the redemption date, and the only remaining right of the holders thereafter will be to receive the redemption payment, including accrued and unpaid interest to, but excluding, the redemption date and the make-whole payment.

Alternatively, holders of these notes may elect to convert their notes into shares of Amylin common stock at a rate of 30.7266 shares of Amylin common stock per $1,000 principal amount of the notes, or approximately $32.55 per share.  Cash will be paid in lieu of fractional shares.  On the redemption date, holders who have converted their notes will become entitled to receive a make-whole payment equal to $112.94 per $1,000 principal value of the converted notes less interest actually paid.  The right to convert notes into shares of Amylin common stock will expire at 5:00 p.m. Eastern Time on August 23, 2006 and after that date, no further conversions of the notes can be made.  On July 21, 2006, the closing price of Amylin common stock on the Nasdaq Global Market was $45.71 per share.

This announcement does not constitute a notice of redemption under the provisional redemption provisions of the indenture governing the notes.  A notice of redemption will be provided to all registered holders of the notes.  On or after July 25, 2006, copies of the notice of redemption and additional information relating to the procedure for redemption may be obtained from J.P. Morgan Trust Company, National Association by calling Marcella Burgess at (713) 216-5969.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Amylin

Amylin Pharmaceuticals is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines.  Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection.  Amylin’s research and development activities leverage the company’s expertise in metabolism to develop promising therapies to treat diabetes, obesity and cardiovascular disease.  Amylin is located in San Diego, California with over 1200 employees nationwide.  Further information on Amylin Pharmaceuticals and its pipeline in metabolism is available at http://www.amylin.com.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties.  The Company’s actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks and uncertainties that are described in the Company’s recently filed Form 10-Q.  Amylin disclaims any obligation to update these forward-looking statements.

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CONTACT:
Mark Foletta
Senior Vice President, Finance and Chief Financial Officer
Amylin Pharmaceuticals, Inc.
+1-858-552-2200
www.amylin.com